Amendment to
Non-Competition, Non-Solicitation & Severance Benefit Agreement

This Amendment, dated this 25th day of March 2013, amends that certain Non-Competition, Non-Solicitation & Severance Benefit Agreement (“Agreement”) entered into on February 13, 2012 between Choice Hotels International, Inc. (“Choice”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Simone Wu (“Employee”).

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Section 6 is amended by adding to the end thereof:
The Release Agreement must be irrevocably effective within sixty (60) days following the Termination Date. Subject to the six (6) month delay referenced in Section 9(f), the payments shall begin or be made on the sixtieth day following the Termination Date.
2. Section 8(b) is amended by adding to the end thereof:
The Release Agreement must be irrevocably effective within sixty (60) days following the Termination Date. Subject to the six (6) month delay referenced in Section 9(f), the payments shall begin or be made on the sixtieth day following the Termination Date.
3. Choice’s notification address in Section 10 of the Agreement shall be deleted in its entirety and replaced with the following:
“Choice Hotels International, Inc.
One Choice Hotels Circle
Rockville, Maryland 20850”

3. All other provisions of the Agreement not affected by this Amendment remain in full force and effect.
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

CHOICE HOTELS INTERNATIONAL, INC.	Employee

/s/ Patrick Cimerola	/s/ Simone Wu
Patrick Cimerola	Simone Wu